Exhibit 2.2

CLIFFORD CHANCE LLP

AON CORPORATION

AND

BENFIELD GROUP LIMITED

IMPLEMENTATION AGREEMENT

THIS IMPLEMENTATION AGREEMENT is made on 22 August 2008.

BETWEEN:

(1)                          BENFIELD GROUP LIMITED a company incorporated under the laws of Bermuda with registered number 31639 and having its registered office at Clarendon House, 2 Church Street, Hamilton HM11, Bermuda (“Benfield”); and

(2)                          AON CORPORATION a company incorporated in Delaware and having its head office at Aon Center, 200 E. Randolph Street, Executive Offices, 3rd Floor, Chicago IL, 60601 (“Aon”).

WHEREAS:

(A)                      Benfield and Aon intend to announce and implement immediately following execution of this Agreement a proposal for the amalgamation of Benfield and a wholly-owned subsidiary of Aon which is to be incorporated as a Bermuda exempted company limited by shares (“BidCo”) under the laws of Bermuda, following which the amalgamated company (the “Amalgamated Company”) will continue as a Bermuda exempted company with the name of Benfield Group Limited.  Such amalgamation will be effected upon the terms and subject to the conditions of this Agreement and the Amalgamation Agreement (as defined below) and in accordance with the Bermuda Companies Act.

(B)                        Aon has agreed to procure that BidCo enter into a Deed of Adherence in relation to this Agreement as provided herein and to enter into the Amalgamation Agreement.

(C)                        The board of directors of Benfield has:

(a)                                     determined that the Amalgamation is advisable and in the commercial best interests of Benfield and its shareholders; and

(b)                                    approved this Agreement, the Amalgamation and the other transactions contemplated by this Agreement.

(D)                       The board of directors of Aon has approved this Agreement, the Amalgamation and the other transactions contemplated by this Agreement.

(E)                         Aon reserves the right, as set out in this Agreement, (with the prior written consent of the Board, such consent not to be unreasonably withheld or delayed) to elect to implement the Acquisition by making a takeover offer for the entire issued and to be issued share capital of Benfield (the “Takeover Offer”) rather than by way of an amalgamation under the laws of Bermuda.

(F)                         The parties wish to enter into this Agreement to set out certain mutual commitments to implement the Amalgamation or, as the case may be, the Acquisition by way of Takeover Offer and certain matters relating to the conduct of the business of the Benfield Group pending the Acquisition Effective Date.

IT IS AGREED as follows:

1.                               DEFINITIONS AND INTERPRETATION

1.1                         In this Agreement (including the recitals), the following terms and expressions shall have the following meanings:

Acquisition Effective Date means that date upon which (i) the Amalgamation becomes effective in accordance with its terms; or (ii) if Aon elects (with the prior written consent of the Board, such consent not to be unreasonably withheld or delayed) to implement the Acquisition by way of a Takeover Offer, the date that the Acquisition becomes or is declared unconditional in all respects;

Acquisition means the recommended acquisition of Benfield by Aon at 350 pence per Benfield Share to be effected means of the Amalgamation or, if Aon so elects (with the prior written consent of the Board), the Takeover Offer which shall include any Revised Acquisition, howsoever implemented;

Amalgamated Company has the meaning given in Recital (A);

Amalgamation Agreement means the conditional agreement effecting the amalgamation of BidCo and Benfield under the Bermuda Companies Act;

Amalgamation Conditions means the conditions set out in Appendix 1 to the Announcement;

Amalgamation Consideration means: (i) the consideration payable by Aon in respect of the Benfield Shares (other than the Excluded Shares); and (ii) any cash consideration paid by Aon in respect of the cancellation of any options or awards granted under the Benfield Share Schemes; or such other amount as may be determined in accordance with paragraph 4.6 (anti-Dilution) or agreed under the terms of a Revised Acquisition in accordance with paragraph 9;

Amalgamation means the amalgamation of Benfield and BidCo pursuant to the provisions of the Bermuda Companies Act on the terms of this Agreement and the Amalgamation Agreement;

Amalgamation Price means the price per Benfield Share payable in respect of the Amalgamation, being 350 pence per Benfield Share;

Amalgamation Record Time means 6:00 pm on the Business Day immediately prior to the Acquisition Effective Date;

Amalgamation Resolutions means the resolutions substantially in the form set out in Schedule 3 hereto (subject only to such amendments as Aon may request and the Board may approve prior to publication of the Circular) and in the notice of special general meeting which is set out in the Circular to be put to Benfield Shareholders at the Special General Meeting to approve the Amalgamation Agreement and matters related thereto;

Announcement means the draft announcement set out in Schedule 1;

Aon Group means Aon and its Group including from the date of its incorporation BidCo;

Benfield Confirmation Notice means a notice in writing from Benfield confirming that all the Regulatory Conditions, other than Conditions 1.3 and 1.4 have been satisfied and that having consulted with Aon, Benfield is not aware of any fact, matter or circumstance indicating that any of the Negative Conditions is not satisfied;

Benfield Group means Benfield and its Group;

Benfield Share Schemes means the Benfield 1998 Share Option Scheme, the Benfield 2002 Incentive Plan, the Benfield 2002 Incentive Plan for Californian Employees, the Benfield Performance Incentive Plan and the Benfield 2003 Performance Incentive Plan for Californian Employees;

Benfield Shareholders means holders of Benfield Shares from time to time (including such persons as hold an interest in Benfield Shares through Depositary Interests);

Benfield Shares means the Common Shares and the Preference Shares in Benfield each of par value one penny;

Bermuda Companies Act means the Companies Act 1981 of Bermuda (as amended);

Bermuda Insurance Act means the Insurance Act 1978 of Bermuda (as amended);

BMA means the Bermuda Monetary Authority;

Board means the board of directors of Benfield from time to time;

Break Fee has the meaning given in paragraph 11;

Business Day means a day (other than a Saturday or Sunday) on which banks in the City of London and Bermuda are generally open for business;

Bye-laws means the bye-laws of Benfield from time to time;

Circular means the document to be addressed to Benfield Shareholders and containing a notice convening the Special General Meeting to consider and, if thought fit, pass the Amalgamation Resolutions;

Clearances means all consents, clearances, permissions and waivers as may be necessary or desirable (in the reasonable opinion of Aon and Benfield), and all filings and waiting periods as may be necessary or desirable (in the reasonable opinion of Aon and Benfield), from or under the laws, regulations or practices applied by any Relevant Authority in connection with the implementation of, in each case to the extent relevant, the Amalgamation or the Takeover Offer (including, but not limited to any such consents, clearances, permissions, waivers and all filings and waiting periods as are set out in the Conditions), and references to Clearances having been satisfied shall be construed as meaning that the foregoing have been obtained on terms reasonably satisfactory to Benfield and Aon or, where appropriate, made or expired;

Code Expert means the expert appointed by Benfield and Aon in accordance with paragraph 6.6 for the purpose of interpreting the Takeover Code in certain circumstances;

Common Shares means the common shares of par value GBP0.01 each in the capital of Benfield;

Companies Act 1985 means the Companies Act 1985 (as amended) of Great Britain;

Competing Proposal means any bona fide offer, business combination or similar transaction which is proposed by a third party which is not acting in concert (as defined in the Takeover Code) with BidCo or Aon to announce or implement an amalgamation, offer, scheme of arrangement, merger or business combination, acquisition or any similar transaction, the purpose of which is to enable that third party (or any other person) to acquire all or a significant proportion (being more than 25 per cent.) of the issued and to be issued share capital of Benfield or the whole or a significant part (being more than 25 per cent.) of its business and assets, or as the case may be any announcement thereof;

Conditions means (i) in relation to the Amalgamation the terms and conditions comprising the Amalgamation Conditions; or (ii) if the Acquisition is being implemented by way of the Takeover Offer the terms and conditions comprising the Takeover Offer Conditions;

CREST means the system for the paperless settlement of trades in securities and the holding of uncertificated securities operated by Euroclear UK & Ireland Limited in accordance with the CREST Regulations;

Depositary Interests means the depositary interests representing Benfield Shares held through CREST established pursuant to the deed poll dated 12 June 2003 executed by Capita IRG Trustees Limited;

Directors mean the directors of Benfield from time to time;

Dissenting Shareholder means a holder of Benfield Shares who does not vote in favour of the Amalgamation Resolutions and who makes an application to the Supreme Court of Bermuda pursuant to Section 106(6) of the Bermuda Companies Act;

Dissenting Shares means the Benfield Shares that are held by Dissenting Shareholders;

Effective Time means 6:00pm on the Acquisition Effective Date;

Excluded Shares means (a) any Benfield Shares that are owned by Aon, BidCo or any other direct or indirect subsidiary of Aon (not held on behalf of, or as security for obligations owed by, third parties) and (b) any Benfield Shares that are owned by Benfield or any direct or indirect subsidiary of Benfield (not held on behalf of, or as security for obligations owed by, third parties);

FSA means the Financial Services Authority of the UK;

FSMA means the UK Financial Services and Markets Act 2000;

Group means, in relation to any person, that person and any companies which are holding companies, subsidiaries or Subsidiary Undertakings of it or of any such holding company and Group Company shall mean any one of them;

holding company shall have the meaning ascribed to it in section 736 of the Companies Act 1985;

Independent Committee means the non-executive directors of the Board;

Listing Rules means the rules and regulations made by the FSA in its capacity as the UK Listing Authority under the FSMA, and contained in the UK Listing Authority’s publication of the same name;

Loan Note Alternative means an alternative form of consideration payable by Aon in respect of the Benfield Shares (other than the Excluded Shares) whereby certain Benfield Shareholders (other than certain overseas Benfield Shareholders) may elect to receive Loan Notes instead of all or part of the consideration to which they would otherwise be entitled under the Acquisition, a summary of certain terms of which is set out in Schedule 5;

Loan Notes means the loan notes of Aon which may be issued pursuant to the Loan Note Alternative.

London Stock Exchange means London Stock Exchange plc;

Long Stop Effective Date means 5:00pm London time 180 days after the date of this Agreement or such later date as the parties may agree in writing;

Negative Condition means each condition which is contained in paragraphs 2.5 to 2.7 (inclusive) of Appendix 1 to the Announcement;

Offer Document means, if following the date of this Agreement Aon elects to implement the Acquisition by way of the Takeover Offer in accordance with paragraph 4.8.1, the document which would be despatched to Benfield Shareholders and others by Aon (or such other entity as it may elect) containing, amongst other things, the Takeover Offer Conditions and certain information about Aon and Benfield and, where the context so admits, includes any form of acceptance, election, notice or other document required in connection with the Takeover Offer;

Offer Value means the total consideration payable by Aon pursuant to the Acquisition calculated by reference to the price per Benfield Share offered pursuant to the Acquisition;

Panel means the UK Panel on Takeovers and Mergers;

Regulatory Conditions means each condition set out in paragraph 1 and paragraphs 2.1 to 2.4 (inclusive) of Appendix 1 of the Announcement;

Regulatory Information Service or RIS means a service approved by the London Stock Exchange for the distribution of announcements and included within the list maintained on the London Stock Exchange’s website;

Relevant Authority means any court, government department, national or supranational trade or regulatory body and any antitrust, competition or other similar agency, in each jurisdiction and including, without limitation, the BMA, the UK Listing Authority, the FSA and the European Commission or the UK Office of Fair Trading (as applicable);

Revised Acquisition means a revision to the Acquisition such that (a) the price in cash per Benfield Share offered to Benfield Shareholders under the Terms of the Acquisition, as so revised, is not less than the cash price per Benfield Share offered under the Competing Proposal and (b) the Terms of the Acquisition as so revised, are otherwise no less favourable to Benfield Shareholders than the terms of the Competing Proposal taking into account all circumstances.  Each reference in this Agreement to the “Acquisition” shall be construed as a reference to any Revised Acquisition(s) (if made);

Senior Employee means any individual employed or engaged by a member of the Benfield Group whose base salary or fees are equal to or exceed £250,000 per annum in respect of persons in the UK or $375,000 per annum in respect of persons in the USA.

Special General Meeting means the special general meeting of the shareholders of Benfield to be convened to consider and, if thought fit, to approve the Amalgamation Resolutions and any adjournment thereof;

Subsidiary Undertaking shall have the meaning ascribed to it in section 258 of the Companies Act 1985;

Superior Proposal means a Competing Proposal which the Directors acting reasonably, in good faith in compliance with their fiduciary duties and after consultation with their legal and financial advisers are minded to recommend;

Takeover Code means the UK City Code on Takeovers and Mergers as amended and in force from time to time;

Takeover Offer Conditions means the condition that the Takeover Offer be conditional on valid acceptances being received in respect of more than 90 per cent. in nominal value of the Benfield Shares (or such lower percentage as the Aon may specify in the Takeover Offer Announcement) to which the Takeover Offer relates and all of the Amalgamation Conditions other than Conditions 1.1 to 1.4;

Takeover Offer has the meaning given to it in Recital (E);

Tax Authority means any government, state or municipality or any local, state, federal or other authority, body or official anywhere in the world exercising a fiscal, revenue, customs or excise function (including, without limitation, HM Revenue and Customs);

Taxes means any form of taxation, levy, duty, charge, contribution, withholding or impost of whatever nature (including any related fine, penalty, surcharge or interest) imposed, collected or assessed by, or payable to, a Tax Authority;

Timetable means (i) in relation to the implementation of the Acquisition by way of the Amalgamation, the indicative timetable for the Amalgamation as may be agreed between the parties; and (ii) in relation to the implementation of the Acquisition by way of the

Takeover Offer, such indicative timetable as may be agreed in writing by Aon and Benfield (or as determined in accordance with paragraph 6) as soon as reasonably practicable following Aon making a valid election in accordance with paragraph 4.8.1;

UK Listing Authority means the FSA acting in its capacity as the competent authority for listing in the United Kingdom for the purposes of Part VI of FSMA; and

Wider Benfield Group means Benfield and the subsidiaries and Subsidiary Undertakings of Benfield and its associated undertakings (including any joint venture, partnership, firm or company in which any member of the Benfield Group is interested or any undertaking in which Benfield and such undertakings (aggregating their interests) have a substantial interest).

1.2                         In this Agreement, unless the context otherwise requires:

1.2.1                           references to a “person” include any individual, firm, body corporate (wherever incorporated), government, state or agency of a state or any joint venture, association, partnership, works council or employee representative body (whether or not having separate legal personality);

1.2.2                           headings do not affect the interpretation of this Agreement, the singular shall include the plural and vice versa, and references to one gender include all genders;

1.2.3                           references to any English legal term or concept shall, in respect of any jurisdiction other than England, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction;

1.2.4                           unless otherwise stated references to time are to London time;

1.2.5                           any references to “agreed” refers to matters or documents “agreed” in writing; and

1.2.6                           any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

1.3                         Except as otherwise expressly provided in this Agreement, any express reference to a statute, statutory provisions or an enactment (which includes any legislation in any jurisdiction) includes references to (i) that enactment as amended, consolidated or re-enacted by or under any other enactment before or after the date of this Agreement; (ii) any enactment which that enactment re-enacts (with or without modification); and (iii) any subordinate legislation (including regulations) made (before or after the date of this Agreement) under that enactment, as amended, consolidated or re-enacted as described in (i) or (ii) above.

2.                               ANNOUNCEMENT AND CONDITIONS

2.1                         The parties shall procure that the Announcement is made by releasing it to a Regulatory Information Service by no later than  22 August 2008 or by such other time or such other date as may be agreed between Aon and Benfield.

2.2                         The rights and obligations of the parties under paragraphs 3 to 11 (inclusive) of this Agreement are conditional upon the release of the Announcement pursuant to paragraph 2.1.

2.3                         If the Announcement is not released to a Regulatory Information Service before 7.00am on 23 August 2008 (or such other time as may be agreed between the parties), then this Agreement will terminate with immediate effect at that time.

2.4                         Aon and Benfield agree that the Acquisition is subject to the Amalgamation Conditions (or Takeover Offer Conditions, as the case may be).

3.                               THE AMALGAMATION

3.1                         Completion

3.1.1                           Subject to the satisfaction or waiver (to the extent possible and in accordance with the terms of paragraph 3.2.2) of the last of the Amalgamation Conditions on or before the Long Stop Effective Date, upon the terms set forth in this Agreement and the Amalgamation Agreement, and in accordance with the Bermuda Companies Act, BidCo and Benfield shall amalgamate at the Effective Time and the Amalgamated Company shall continue as a Bermuda exempted company as a result of the Amalgamation.

3.1.2                           If the Amalgamation Conditions have not all been satisfied or waived (to the extent possible) on or before the Long Stop Effective Date the Amalgamation shall not, notwithstanding the passing of the Amalgamation Resolutions, proceed and this Agreement shall terminate without prejudice to any accrued rights or obligations of either party.

3.2                         Consummation of Amalgamation

3.2.1                           Within ten Business Days of the date on which the last of the Amalgamation Conditions has been satisfied or waived (to the extent possible):

(a)                     Aon and BidCo will procure that, subject only to there being reasonable grounds for such officer to believe the statements set out in paragraphs (a) to (d) inclusive of Section 108(3) of the Bermuda Companies Act, an officer of BidCo executes a declaration for the purpose of Section 108(3) of the Bermuda Companies Act in the agreed form;

(b)                    Benfield will procure that, subject only to there being reasonable grounds for such officer to believe the statements set out in paragraphs (a) to (d) inclusive of Section 108(3) of the Bermuda Companies Act, an officer of Benfield executes a declaration for the purpose of Section 108(3) of the Bermuda Companies Act in the agreed form;

(c)                     subject to the execution of the declarations referred to in paragraphs 3.2.1 (a) and (b) above, the parties will cause the Amalgamation to be consummated by filing all documents required by Section 108 of the Bermuda Companies Act with the Bermuda Registrar of Companies in accordance with Section 108 of the Bermuda Companies Act such filing requesting the certificate of amalgamation be issued to become effective on the date which is the third Business Day after the date of filing subject to the Bermuda Registrar of Companies having issued the Certificate of Amalgamation by this date; and

(d)                    subject to receipt of a certificate of amalgamation in respect of the Amalgamation from the Registrar of Companies in Bermuda pursuant to paragraph 3.2.1(c) above, the parties will as soon as reasonably practicable at or after the Effective Time release via an RIS announcement in agreed form relating to the consummation of the Amalgamation.

3.2.2                           Aon may, but is in no way obliged to, for itself and on behalf of BidCo by prior written notice to Benfield waive, in whole or in part, any of the Amalgamation Conditions save for the Amalgamation Conditions set out in paragraphs 1 and 2.1 to 2.4 of Appendix 1 to the Announcement.

3.2.3                           Prior to the issue of the Circular, Aon shall cause BidCo to be incorporated as a Bermuda exempted company limited by shares and shall deliver to Benfield certified copies of the certificate of incorporation, memorandum of association and by-laws of BidCo, the board resolution of BidCo approving the execution of the Deed of Adherence and the Amalgamation Agreement and the resolution of Aon as sole shareholder of BidCo, each in the agreed form approving the Amalgamation Agreement and the Amalgamation and matters relating thereto.

4.                               IMPLEMENTATION OF THE AMALGAMATION

4.1                         General Obligations to satisfy Amalgamation Conditions

4.1.1                           Subject to the terms of this Agreement, each party undertakes to take (and, to the extent appropriate, each party undertakes to procure that the other members of its Group take) all reasonable steps to achieve fulfilment of the Amalgamation Conditions and the consummation of the Amalgamation on the terms and subject to the conditions of this Agreement and the Amalgamation Agreement in accordance with the Timetable with the intention that the Amalgamation is effected by no later than the Long Stop Effective Date.

4.2                         General obligations relating to the Amalgamation

4.2.1                           The parties will co-operate with a view to obtaining in a timely manner all necessary or desirable Relevant Authority Clearances in accordance with the Timetable in connection with the implementation of the Amalgamation including, without limitation (i) providing promptly such information as may be reasonably necessary or desirable for the purposes of obtaining the Relevant Authority Clearances or making or responding to any further requests for information as may be reasonably requested by a Relevant Authority; (ii) notifying the other party of any material communications with a Relevant Authority in connection with the satisfaction of the Amalgamation Conditions and the implementation of the Amalgamation; and (iii) if necessary negotiating with any Relevant Authority in relation to any Clearances required to facilitate and/or implement the Amalgamation.

4.2.2                           Each party undertakes to keep the other informed reasonably promptly of developments which are material or potentially material to the obtaining of the Clearances by the Long Stop Effective Date, as set out in the Timetable or which are otherwise likely materially to affect the implementation of the Amalgamation.

4.2.3                           Save for existing obligations of confidentiality assumed by Benfield prior to the date of this Agreement, Benfield shall, and shall procure that each other member of the Benfield Group shall upon the request of Aon, provide such information, assistance and cooperation to Aon as Aon and its advisers may reasonably request to assist Aon and its advisers in assessing and investigating whether and how such member will be able to comply with the provisions of the Foreign Corrupt Practices Act of 1977 of the United States following the Acquisition Effective Date.

4.2.4                           To the extent that they have not been previously satisfied or waived, BidCo may at its discretion (but subject at all times to applying the principles which would be expected to be adopted by the Panel by reference to its past determinations of the ability of offerors to invoke the non-satisfaction of conditions in offers over which the Panel has jurisdiction) waive all remaining Amalgamation Conditions (other than the Amalgamation Conditions set out in paragraphs 1 and 2.1 to 2.4 (inclusive) of Appendix 1 to the Announcement) immediately before the Long Stop Effective Date or such earlier date as Aon and Benfield may agree as the Acquisition Effective Date.  If all of the Amalgamation Conditions have been satisfied or waived on or before the Long Stop Effective Date, Aon shall so confirm to Benfield within 2 Business Days of the satisfaction or waiver of the last such Amalgamation Condition.

4.3                         The Circular and other documents

4.3.1                           The terms of the Circular relating to the Amalgamation shall be as set forth in the Announcement, together with such terms required by law or regulation and such other Amalgamation terms or other modifications as the parties may agree in writing.  So far as practicable and in compliance with applicable law and the Bye-laws the Circular will be prepared in accordance with the Takeover Code as if the Takeover Code applied to the Amalgamation and will be prepared as far as applicable as a combined offer document and offeree board circular in accordance with Rules 24 and 25 of the Takeover Code.  In addition, the Circular will comply with the Bye-laws and the Bermuda Companies Act so as to implement the Amalgamation.

4.3.2                           Benfield may (but is not obliged to) not later than 14 days after the date of the Announcement approach Aon and request that the Loan Note Alternative is made pursuant to the Acquisition.

4.3.3                           Aon and Benfield shall in accordance with the Timetable jointly prepare a draft of the Circular (together with (i) such other circulars, forms, notices or announcements, as may be required by any Relevant Authority or any applicable laws or regulations; and (ii) such other documents as Aon and Benfield may otherwise agree) and take such steps as may be required to have the Circular (together with any other documents referred to above) approved by such Relevant Authority, or as appropriate.

4.3.4                           Each of Aon and Benfield undertakes to provide all reasonable assistance to the other in relation to the preparation of the Circular and other documentation referred to in paragraph 4.3.2, including (without limitation), access to, and ensuring the provision of reasonable assistance by its directors, officers and employees, each of their respective Group Companies, their directors, officers and employees and (so far as it has powers so to do) their respective auditors and advisers to assist the other party.

4.3.5                           Aon confirms to Benfield that all information which it provides for inclusion in the Circular which relates to Aon and BidCo will be, to the best of Aon’s knowledge and belief (Aon agreeing to take all reasonable steps to ensure that such is the case), true and accurate in all respects and will not omit anything likely to affect the accuracy and relevance of such information.  Benfield confirms to Aon and BidCo that all information which it provides for inclusion in the Circular which relates to Benfield will be, to the best of Benfield’s knowledge and belief (Benfield agreeing to take all reasonable steps to ensure that such is the case), true and accurate in all respects and will not omit anything likely to affect the accuracy and relevance of such information.

4.3.6                           In relation to the information in the Circular:

(a)                   Aon shall procure that the directors of Aon accept responsibility for the information in the Circular other than that relating to Benfield, the Benfield Directors and Benfield Group;

(b)                  BidCo shall procure that the directors of BidCo accept responsibility for the information in the Circular other than that relating to Benfield, the Benfield Directors and the Benfield Group; and

(c)                   Benfield shall procure that the directors of Benfield accept responsibility for the information in the Circular relating to Benfield and the Benfield Group.

4.4                         Benfield’s obligations in relation to the Amalgamation

4.4.1                           Once approved (if required) in accordance with paragraph 4.3.2 and following approval of both Benfield and Aon of the final draft of the Circular, Benfield undertakes to post the Circular in a manner approved by the UK Listing Authority to the Benfield Shareholders as soon as practicable and in any event in accordance with the Timetable (or such later date as Benfield and Aon may agree in writing) to convene the Special General Meeting, such meeting to be held in accordance with the Bye-laws after the date of despatch of the Circular (or such later date as may be determined pursuant to paragraph 4.4.5 or as the parties may agree in writing from time to time) and thereafter in a timely manner to publish and/or post such other documents and information as may be reasonably required from time to time to be published and/or posted by Benfield (including without prejudice to the generality of the foregoing provisions any document or information required under the Takeover Code (in so far as it applies)) in connection with the proper implementation of the Acquisition in accordance with the Timetable.

4.4.2                           Benfield undertakes not to seek to amend the Amalgamation Resolutions to be proposed at the Special General Meeting, or allow the Acquisition to lapse or procure such withdrawal or lapse of the Acquisition after posting of the Circular without the prior written consent of Aon, such consent not to be unreasonably withheld.

4.4.3                           Benfield will convene and hold the Special General Meeting in accordance with the Bye-laws and the Bermuda Companies Act and submit the Amalgamation Agreement for approval by the Benfield Shareholders.

4.4.4                           Benfield will use its reasonable endeavours to ensure that the quorum requirements for the Special General Meeting are satisfied with respect to the Bermuda Companies Act and the Bye-laws.

4.4.5                           Benfield will, if necessary to implement the Acquisition and if so requested by Aon postpone or, with the consent of the majority of Benfield Shareholders present, adjourn and reconvene the Special General Meeting to a specific date and time announced at the meeting being adjourned, in accordance with Bye-laws 37 and 39 and convene any other necessary meeting of the Benfield Shareholders in connection with the Acquisition.

4.4.6                           Benfield undertakes that it will, prior to the Special General Meeting, keep Aon informed on a regular basis and as soon as practicable following a request from Aon, of the number of proxy votes received in respect of the proposed Amalgamation Resolutions including the voting intentions evidenced by these proxy forms and the identity of the relevant Benfield Shareholders.

4.4.7                           Benfield will make due and careful enquiry from time to time and in good time prior to the expected date of the satisfaction of Condition 1.3 as to all matters which might be material in the context of the satisfaction or waiver of the Negative Conditions and to make the substance of all such matters known to Aon as soon as reasonably possible, providing such details and further information as Aon may reasonably request.

4.4.8                           Benfield will provide Aon with a Benfield Confirmation Notice immediately prior to its satisfaction of Condition 1.3.

4.4.9                           Benfield will not allot or issue any Benfield Shares between 6.00pm on the Business Day before the proposed delivery date of the documents and consents required to implement the Amalgamation to the Registrar of Companies in Bermuda and the time at which the Amalgamation becomes effective in accordance with its terms.

4.4.10                     If a supplemental circular or announcement is required to be published in connection with any variation or amendment to the Amalgamation (“Supplemental Document”) the parties will, as soon as reasonably practicable, provide such co-operation and information as the other may request to finalise and publish promptly such Supplemental Document.

4.5                         Dissenters to the Amalgamation

4.5.1                           Benfield shall give Aon (i) immediate notice upon it becoming aware of the existence of any Dissenting Shareholders, details of any applications made under Section 106(6) of the Bermuda Companies Act, copies of all pleadings and documents served in relation thereto and details of any attempted withdrawals of any such applications; and (ii) the opportunity to direct and conduct any and all negotiations and proceedings with respect to demands for appraisal under Section 106(6) of the Bermuda Companies Act at Aon’s cost and provided that Benfield is indemnified by Aon to its reasonable satisfaction against all costs and expenses which may be incurred in relation to such negotiations and proceedings.

4.5.2                           Benfield shall not, except with the prior written consent of Aon (which consent shall not be unreasonably withheld or delayed), voluntarily make any payment with respect to any applications under Section 106(6) of the Bermuda Companies Act, offer to settle or settle any such applications or approve any withdrawal of any such applications.

4.5.3                           Aon shall, as soon as is reasonably practicable after any decision made by the Bermuda Court pursuant to the appraisal process set out in paragraph 4.6.1, pay the amount of excess (if any) above the consideration paid to the relevant Dissenting Shareholders.

4.6                         Adjustments to prevent Dilution

4.6.1                           If, between the date of this Agreement and the Effective Time, the issued Benfield Shares shall have been changed into a different number of shares or a different class, in either case by reason of a share consolidation, reclassification, share dividend or distribution, recapitalisation, amalgamation, merger, subdivision, issuer tender or exchange offer, bonus issue or other similar transaction (such transactions not being in breach of Benfield’s obligations under this Agreement), the aggregate Amalgamation Consideration will be equitably adjusted in such manner (if at all) as the parties may agree (or, in the absence of any agreement within a period of three Business Days of such event, in such manner as shall be certified by an independent firm of accountants nominated by the President of the Institute of Chartered Accountants of England and Wales on the application of any party, such firm to act as experts and not as arbitrators).

4.7                         Benfield Share Schemes

4.7.1                            The parties acknowledge and agree that under the current rules of the Benfield Share Schemes the outstanding options and awards under those schemes (such awards comprising deferred stock units) will vest and become exercisable (as the case may be) to the extent that they have not already vested and become exercisable if the Acquisition proceeds by way of a Takeover Offer and that:

(a)                   such options and awards will be subject to pro-rating for time and/or performance as set out in the rules of the Benfield Share Schemes; and

(b)                  no discretion contained in the rules of the Benfield Share Schemes will be used to vary or waive any requirement to pro-rate the options and awards for time and/or performance.

4.7.2                            In the event that the Acquisition is to be effected as an Amalgamation, the parties acknowledge and agree that the rules of the Benfield Share Schemes permitting vesting on a change of control of Benfield by way of a general offer apply but in order to enable participants in Benfield Share Schemes to acquire Benfield Shares under the Benfield Share Schemes before the Effective Time on the same basis as if the Acquisition were structured as a general offer by way of a Takeover Offer, Benfield shall make or procure the making of any necessary amendments (as agreed with Aon) to the rules of the Benfield Share Schemes to ensure that any outstanding options and awards under the Benfield Share Schemes vest and become exercisable in connection with the Amalgamation prior to the Amalgamation Record Time provided that:

(a)                   the options and awards will be subject to the existing time and/or performance pro-rating provisions contained in the rules of the relevant Benfield Share Scheme as would apply if the Acquisition were to proceed by way of a Takeover Offer; and

(b)                  no discretion contained in the rules of the Benfield Share Schemes as would apply if the Acquisition were to proceed by way of a Takeover Offer will be used to vary or waive any requirement to pro-rate the options and awards for time and/or performance in connection with the Amalgamation.

4.7.3                            Benfield acknowledges and agrees that the decision as to the treatment under the current rules of the Benfield Share Schemes of the outstanding options and awards under those schemes which have not vested and been exercised pursuant to the provisions in the Benfield Share Schemes referred to in paragraphs 4.7.1 and 4.7.2 above shall be made by Torch after the Acquisition Effective Date and Benfield shall not make a decision as to such treatment that is inconsistent with this.

4.7.4                            The parties agree to cooperate to put in place a cashless exercise facility to enable holders of options under the Benfield Share Schemes to exercise their options by giving an undertaking to pay the option exercise price and any income tax and social security (including employee and employer national insurance contributions) or other Taxes due on exercise with any such amounts being deducted from the cash proceeds due to such optionholders under the Acquisition.

4.7.5                            Other than pursuant to a contractual obligation entered into prior to the date of this Agreement, Benfield shall not grant, and shall ensure that no other member of the Benfield Group shall grant, any new options or awards to subscribe for or purchase Benfield Shares or shares in any other member of the Benfield Group whether under the Benfield Share Schemes or otherwise on or after the date of this Agreement except with the prior written consent of Aon.

4.7.6                            The parties undertake to work together and to prepare, in a form to be agreed between Benfield and Aon, letters to each of the participants in the Benfield Share Schemes to inform them of the impact of the Acquisition and forms for each of the participants in the Benfield Share Schemes enabling the participants to exercise their options and awards, as appropriate, during such period as provided for under the rules of the Benfield Share Schemes (as they may be amended in accordance with paragraph 4.7.2 above).

4.7.7                            The parties agree to co-operate as far as reasonably practicable to ensure that the proposals to participants in the Benfield Share Schemes are formulated with a view (among other things) to maximising all available corporation tax relief under Schedule 23 of the United Kingdom Finance Act 2003.

4.7.8                            Benfield shall agree with Aon prior to the posting of the letters to participants in the Benfield Share Schemes referred to in paragraph 4.7.6 above how it shall recommend to the trustees of the Benfield employee trusts (the Benfield Employee Benefit Trust (1988), the Benfield Group 1998 Employee Benefit Trust and the trusts established by Greig Fester Limited) that they satisfy options and awards granted under the Benfield Share Schemes with the intention that all Benfield Shares held in such trusts shall be used to satisfy options and awards under the Benfield Share Schemes and that all cash and other assets held by such trusts shall be applied in the acquisition of Benfield Shares to be used to the extent possible in satisfaction of options and awards under the Benfield Share Schemes or in repaying any outstanding indebtedness to Benfield.

4.7.9                            The parties reserve the right to agree that any options or awards granted under the Benfield Share Schemes may be cash cancelled in which case the provisions of this paragraph 4.7 shall apply mutatis mutandis.

4.7.10                      To the extent any option or award under the Benfield Share Schemes is satisfied in cash, such a payment to a participant shall be made net of any income tax, social security (including national insurance contributions) and Taxes which are required to be withheld by any member of the Benfield Group or the Aon Group (other than, for the avoidance of doubt, any employer’s national insurance contributions) in respect of such cash payment as provided in paragraph 4.7.11 below.  All such payments shall be in pounds sterling.

4.7.11                      Benfield shall, on or before the Acquisition Effective Date, provide Aon with a schedule showing:

(a)                     the name and address of each individual who has exercised an option or award under the Benfield Share Schemes since the date on which the Circular is posted;

(b)                    in respect of each option and award, the number of Benfield Shares over which the option has been exercised or the award has vested;

(c)                     the exercise price of each relevant option and award;

(d)                    the name and address of the employing company of the relevant individual within the Benfield Group; and

(e)                     the amount of income tax, social security (including national insurance contributions) or other Taxes due to be withheld by any member of the Benfield Group.

4.7.12                      If Aon (or its advisers) has any queries on the amount of income tax, social security (including national insurance contributions) or other Taxes due to be withheld by any member of the Benfield Group, it shall direct them in writing to Benfield within 10 Business Days of receipt of the schedule referred to in paragraph 4.7.11 who shall, on receipt of such written query and in the event of any continuing query or dispute, appoint a suitable professional firm of advisers to determine as soon as possible the amounts that are required to be withheld.

4.7.13                      If Benfield does not provide all such information to Aon before the Acquisition Effective Date (or in the event of a continuing query or dispute as to the amount of the Taxes to be withheld where there has at the Acquisition Effective Date been no determination by the advisers as referred to above):

(a)                     the amount of income tax and social security (including national insurance contributions) or other Taxes that shall be deducted from the payments to be made to any specific individual in respect of whom not all such information has been provided shall be treated as 48.68% of the payment in relation to those individuals employed by any United Kingdom employing company in the Benfield Group and 50% (or such other percentage as may be agreed between the parties) otherwise;

(b)                    any amounts so deducted to pay the Taxes shall be paid to the individual’s employing company in the Benfield Group to forward to the relevant Tax authority; and

(c)                     in the event that the individual’s employing company is not specified, any amounts so deducted to pay the Taxes shall be paid to Benfield as agent for the individual’s employing company.

4.7.14                      The achievement of awards made under the Benfield Long Term Deferred Cash Award Rules shall be calculated in accordance with Appendix 2 of those rules and paragraph 4.7.2 shall apply to those rules in the event that the Acquisition is to be effected as an Amalgamation.  Other than pursuant to a contractual obligation entered into prior to the date of this Agreement, Benfield shall not grant, and shall ensure that no other member of the Benfield Group shall grant, any awards under the Benfield Long Term Deferred Cash Award Rules after the date of this Agreement except with the prior written consent of Aon.

4.8                           Switching to a different structure

4.8.1                            Aon may elect, at any time (with the prior written consent of Benfield, such consent not to be unreasonably withheld or delayed) by delivering written notice to Benfield to that effect, to implement the Acquisition by way of the Takeover Offer, whether or not the Amalgamation Circular has been posted, provided that the Takeover Offer is implemented in accordance with the Takeover Offer Conditions and on terms that permit the implementation of the Acquisition by way of the Takeover Offer.

4.8.2                            Subject to Aon having elected to implement the Acquisition by way of Takeover Offer pursuant to paragraph 4.8.1, Benfield undertakes to provide Aon with all such information about the Benfield Group as may reasonably be required for inclusion in the Offer Document and to provide all such other assistance as may reasonably be required in connection with the preparation of the Offer Document and any other documentation required in connection with the Acquisition, including access to, and ensuring the provision of assistance by, relevant professional advisers, printers and registrars, in each case as soon as reasonably practicable upon request from Aon.

4.8.3                            Subject to Aon having elected to implement the Acquisition by way of Takeover Offer pursuant to paragraph 4.8.1, Aon agrees to consult with Benfield as to the form and content of the Offer Document and, to the extent that the Offer Document relates to the Benfield Group or its directors, Aon agrees that it will obtain Benfield’s approval of the content of the Offer Document and afford Benfield sufficient time to consider such document.

4.8.4                            So far as practicable and in compliance with applicable law and the Bye-laws the Offer Document will be prepared in accordance with the Takeover Code.

4.8.5                            Subject to Aon having elected to implement the Acquisition by way of Takeover Offer pursuant to paragraph 4.8.1, Benfield agrees that the Offer Document shall incorporate an unqualified unanimous recommendation of the Benfield board of directors to Benfield Shareholders to accept the offer, except to the extent that the Benfield board of directors has determined in good faith that such recommendation should not be given or should be withdrawn or modified in compliance with the duties of the Benfield board.

4.8.6                            Benfield will procure that its directors accept responsibility for the information in the Offer Document relating to Benfield, the Benfield Group and its directors.

4.9                           General

4.9.1                            Each party to this Agreement undertakes to the others that it shall not exercise any rights under Section 106(6A)(b) of the Bermuda Companies Act to terminate the Amalgamation.

5.                                 INTENTIONALLY DELETED

6.                                 APPLICATION OF THE TAKEOVER CODE

6.1                           Subject to the terms of this paragraph 6, the parties agree and acknowledge that in accordance with the Bye-laws and to the full extent permitted by the Bermuda Companies Act and by Bermuda law, the provisions of the Takeover Code, including but not limited to the general principles set out therein (“General Principles”), shall apply to the Acquisition (whether such Acquisition is effected by way of Amalgamation or by way of a Takeover Offer).

6.2                           Benfield agrees to comply with the Takeover Code in relation to the Acquisition for so long as the Board determines that to do so is in the best interests of Benfield and shall notify Aon immediately if the Board resolves no longer to comply with the Takeover Code.

6.3                           Aon agrees to comply with the Takeover Code until the earliest to occur of the following:

6.3.1                            Benfield notifies BidCo that the Board no longer intends to recommend the Acquisition;

6.3.2                            the Board withdraws or adversely modifies its recommendation of the Acquisition;

6.3.3                            the Board resolves no longer to comply with the Takeover Code; and

6.3.4                            any other offeror for Benfield or any potential offeror which has made an approach to Benfield and which approach the Board has resolved to pursue does not enter into agreement with Benfield agreeing to comply with the Takeover Code within 2 Business Days after the date of the offer or the approach, as the case may be, and Benfield shall notify BidCo immediately if this occurs.

6.4                           The parties acknowledge that the Panel does not have jurisdiction over the Acquisition and agree that the Independent Committee shall have full delegated authority from the Board to determine the application and interpretation of the Takeover Code.  Such authority of the Independent Committee shall include all discretion vested in the Panel as if the whole or any part of the Takeover Code applied including, without limitation, the determination of conditions and consents, the Timetable, the determination of any other date or deadline by which Benfield and/or Aon are required to respond or act in relation to any matter pursuant to this Agreement, the determination of any dispute between affected persons in relation to the application of the Takeover Code and the resolution of competitive situations.

6.5                           Benfield shall procure that any determination of the Independent Committee in accordance with paragraph 6.4 shall be notified to Aon immediately following such determination and that any such determination shall be made by the Independent Committee in such time as reflects the urgency of the matter being determined.

6.6                           Prior to making any determination on any issue pursuant to paragraph 6.4, the Independent Committee shall notify Aon as to the proposed determination of such issue. Aon may dispute any such proposed determination by notice in writing to the Independent Committee stating that a dispute has arisen (a “Dispute Notice”) to be served no later than the second Business Day following such proposed determination. Following the service of a Dispute Notice, the parties shall use all reasonable endeavours to resolve the dispute which has given rise to the Dispute Notice as soon as practicable. If the parties fail to resolve the dispute which has given rise to the Dispute Notice within ten Business Days, Benfield and Aon shall jointly refer that dispute to an independent third party who has, in the opinion of Benfield and Aon acting reasonably, suitable experience and expertise in respect of the Takeover Code to determine that dispute (the “Code Expert”).  Either party may ask the President of the Law Society for the time being to appoint a Code Expert if Benfield and Aon are unable to agree the identity of the Code Expert within 5 Business Days.

6.7                           The decision of the Code Expert shall, in the absence of fraud or manifest error, be final and binding on Benfield, Aon and BidCo. In determining any dispute, the Code Expert shall act as an expert and not as an arbitrator.  Each of Benfield and Aon shall respectively provide or procure the provision to the Code Expert of all such information as the Code Expert shall reasonably require. The costs of the Expert shall be paid as determined by the Code Expert.

7.                                 RECOMMENDATION

7.1                           Benfield agrees that, subject only to paragraph 7.2, the Circular shall incorporate a unanimous and unqualified recommendation from each of the members of the Board for the Benfield Shareholders to vote in favour of the Amalgamation Resolutions to be proposed at the Special General Meeting and/or to accept the Takeover Offer (as the case may be) as they shall do in relation to their own holdings of Benfield Shares.

7.2                           The Circular and Offer Document (as the case may be) shall not be required to incorporate a recommendation by the Board, and the Board shall be entitled to withdraw or modify any recommendation in the Circular and Offer Document (as the case may be) only if, and to the extent that, the Board acting reasonably, considers in good faith that to withdraw, modify or qualify the recommendation would be consistent with the Board’s fiduciary duties to Benfield or to the Benfield Shareholders and would  not be a breach of the Bermuda Companies Act, the Bermuda Insurance Act or the Takeover Code (to the extent that it applies to the Acquisition pursuant to paragraph 6).

7.3                           If the Board, acting reasonably, considers in good faith that it would be consistent with the Board’s fiduciary duties to (i) postpone the Special General Meeting after the Circular is sent to Benfield Shareholders but prior to the Special General Meeting taking place; or (ii) adjourn the Special General Meeting once commenced, to a specific date, place and time announced to the Benfield Shareholders at the Special General Meeting, Benfield

shall not be obliged, to that extent, to proceed with the Special General Meeting at the original appointed time.

7.4                           If Benfield exercises its rights under paragraph 7.2 or 7.3 it shall promptly inform Aon and shall provide Aon with a certified copy of the Board resolution evidencing the decision of the Board in relation to such matter.

8.                                 NON SOLICITATION

8.1                           Until this Agreement terminates, Benfield undertakes:

8.1.1                            not to, directly or indirectly, solicit, encourage, initiate or otherwise seek to procure the submission of any proposal, indication of interest or offer of any kind regarding a Competing Proposal;

8.1.2                            to only provide confidential information relating to any member of the Benfield Group to a offeror or potential offeror as required by Rule 20.2 of the Takeover Code and only to the extent required by that Rule or pursuant to any obligation assumed by Benfield prior to the date of this Agreement;

8.1.3                            to procure that each member of the Benfield Group and its and their respective directors, officers, advisers, or employees complies with paragraphs 8.1.1 and 8.1.2,

for the avoidance of doubt, provided that nothing in paragraph 8.1.1 shall prevent Benfield or any of the persons referred to in paragraph 8.1.3 from:

8.1.4                            responding to (including discussing and/or facilitating consideration by its board of) any Competing Proposal where the Directors determine in good faith that the failure to do so would be in breach of their fiduciary duties; or

8.1.5                            continuing any discussions that commenced prior to the date of this Agreement with any third party relating to a Competing Proposal.

9.                                 MATCHING RIGHT

9.1                           Benfield will not withdraw the Amalgamation or permit any recommendation to be withdrawn or modified for a period of 48 hours following the announcement of a Competing Proposal and during such period Benfield agrees and shall procure that the board of directors of Benfield will not recommend the Competing Proposal.

9.2                           Benfield agrees and shall procure that, if Aon communicates a Revised Acquisition to Benfield within the 48 hour period referred to in paragraph 9.1, the Board will provide an unqualified unanimous recommendation of the Revised Acquisition and shall make an announcement to this effect (or shall consent to the inclusion of a statement to this effect in any announcement of the Revised Acquisition by Aon).

9.3                           Following the passing of the Amalgamation Resolutions, the Board shall not seek to set aside the Amalgamation or entertain any other approach in relation to Benfield, even if such approach might give rise to a offer by a Superior Proposal unless and until this Agreement is terminated in accordance with its terms.

10.                           CONDUCT PENDING COMPLETION OF THE AMALGAMATION

10.1                     Pending the Acquisition Effective Date or earlier termination of this Agreement, and without prejudice to the provisions of the Bye-laws, Benfield shall and shall procure that each member of its Group shall:

10.1.1                      carry on its businesses in the ordinary course as conducted prior to the date hereof and, unless in accordance with the terms of existing arrangements entered into prior to the date of this Agreement or with the consent of Aon (such consent not to be unreasonably withheld or delayed), shall not undertake any material commitment or enter into any material contract or acquire or dispose of any material assets, liabilities or businesses otherwise than in the ordinary course of business as conducted prior to the date hereof. For the purposes of this paragraph 10.1.1, a matter shall be “material” if it exceeds £15 million;

10.1.2                      save for the interim dividend of not more than 4 pence (net) per Benfield Share in respect of the year ending 31 December 2008, and the dividend payable to holders of convertible redeemable preference shares in Benfield in accordance with their terms, not recommend, declare, pay or make or propose to recommend, declare, pay or make any bonus issue, dividend or other distribution whether payable in cash or otherwise;

10.1.3                      once the Circular has been circulated to the Benfield Shareholders, except as required by law or as agreed between Aon and Benfield, not make any amendment or addition to, or otherwise vary, the terms of the Circular without the prior written approval of Aon (such consent not to be unreasonably withheld or delayed);

10.1.4                      not (without the prior written consent of Aon, such consent not to be unreasonably withheld or delayed):

(a)                     change the terms of employment (including the remuneration) of any of its Senior Employees in any way, or (save as disclosed in respect of cash transaction bonuses) make any ex-gratia payment to any such Senior Employee or director, other than in the ordinary course of business;

(b)                    terminate the employment of any of the Senior Employees other than in circumstances of gross misconduct;

(c)                     other than pursuant to an offer of employment made prior to the date of this Agreement, employ or engage any Senior Employee;

(d)                    adopt or amend any employee benefit, pension, bonus or profit sharing scheme (including without limitation any scheme having share purchase or share option provisions);

(e)                     except in respect of options and awards granted at the date of this Agreement under the Benfield Share Schemes and, save as contemplated pursuant to the Amalgamation, alter the authorised or allotted or issued share capital of Benfield, nor grant any options or other rights to subscribe for any shares under the Benfield Share Schemes nor reduce or capitalise any amount standing to the credit or any share capital, share premium account, capital redemption reserve or other reserve of any member of the Benfield Group; or

(f)                     agree to do any of the above.

11.                           BREAK FEE

11.1                     Benfield undertakes to pay Aon an amount (exclusive of VAT, if any) equal to one per cent of the Offer Value (“Break Fee”), by way of compensation if the Announcement is made and after such announcement:

11.1.1                      the Directors (or any committee thereof) fail to recommend or withdraw, qualify or adversely modify for whatever reason the terms of their recommendation of the Amalgamation (other than as a result of a breach of this Agreement by Aon which is material in the context of the implementation of the Acquisition) or Benfield notifies Aon of its decision not to proceed with the Amalgamation and the Amalgamation subsequently lapses or is not made or is withdrawn;

11.1.2                      the Amalgamation subsequently lapses or is withdrawn or is not made and before this time a Superior Proposal is announced, and (although Benfield has not withdrawn its recommendation of the Amalgamation) that Superior Proposal subsequently becomes effective, becomes or is declared unconditional in all respects or is otherwise completed; or

11.1.3                      the Amalgamation does not become effective because Benfield does not comply with its obligations under paragraph 3.2 of this Agreement or Aon terminates this Agreement due to a material breach by Benfield of its obligations under paragraph 10.  For the purposes of this sub-paragraph 11.1.3, a breach shall be “material” if (applying the principles which would be expected to be adopted by the Panel by reference to its past determinations of the ability of offerors to invoke the non-satisfaction of conditions in offers over which the Panel has jurisdiction) it either alone or together with other breaches of paragraph 10 has a material impact on the Wider Benfield Group.

11.2                     Benfield shall pay the Break Fee by not later than 5 Business Days after receipt of a demand by Aon following an event rendering the Break Fee payable pursuant to paragraph 11.1.

11.3                     All sums payable under this paragraph 11 shall be paid in the form of an electronic funds transfer for same day value to such bank as may be notified by Aon in writing to Benfield and shall be paid in full free from any deduction or withholding whatsoever (save only as may be required by law) and without regard to any lien, right of set-off, counterclaim or otherwise.

11.4                     The parties consider that the Break Fee is outside the scope of VAT.  However, in the event that HM Revenue & Customs determines that the Break Fee constitutes in whole or in part the consideration for a taxable supply for VAT purposes and Aon (or the representative member of any group of which Aon is treated as a member for VAT purposes) is liable to account to HM Revenue & Customs for VAT on that supply (such VAT being the “Relevant VAT”), then Benfield shall pay Aon an amount in respect of the Relevant VAT in addition to (and at the same time as) the Break Fee, but the amount of the Break Fee payable by Benfield to Aon in such circumstances shall be x where:

x = BF / (1 + 0.175p)

where:

BF is the VAT-exclusive amount of the Break Fee before taking into account the effect of this paragraph 11.4; and

p is the proportion of the Relevant VAT which Benfield is not entitled to recover (whether by way of credit or repayment) from the relevant Tax Authority, expressed as a decimal (so that, for example, where Benfield is entitled to recover a quarter of the Relevant VAT, p shall be 0.75).

11.5                     Benfield shall provide Aon with the value of p in the formula set out in paragraph 11.6 promptly following receipt of the demand by Aon referred to in paragraph 11.2.

11.6                     If, after any payment has been made in accordance with paragraph 11.6, it transpires that the value which has been taken into account as p in the formula set out in paragraph 11.6 is incorrect, the parties shall make such payments between themselves as will place them in the position they would have been in had the correct value of p been taken into account and, if appropriate, Aon shall issue a credit note for VAT purposes or an amended VAT invoice to Benfield.

12.                           TERMINATION

12.1                     This Agreement shall be terminated (and, subject to paragraph 12.2, all obligations of Aon, BidCo and Benfield under this Agreement shall cease) upon the earliest to occur of:

12.1.1                      an agreement in writing to terminate this Agreement between Aon, BidCo and Benfield at any time prior to the Acquisition Effective Date;

12.1.2                      (other than where Aon elects, in accordance with paragraph 4.9.1 to implement the Acquisition by way of the Takeover Offer within 7 days of the date of the Special General Meeting or any adjournment thereof) the Amalgamation not being sanctioned by the Benfield Shareholders at the Special General Meeting;

12.1.3                      the recommendation of the Amalgamation or Acquisition by the Directors in accordance with paragraph 7 being withdrawn;

12.1.4                      the Long Stop Effective Date;

12.1.5                      (other than where Aon elects, in accordance with paragraph 4.9.1 to implement the Acquisition by way of the Takeover Offer) the date on which the Amalgamation lapses, terminates in accordance with its terms, is withdrawn or otherwise ceases to be capable of becoming effective in accordance with the Bermuda Companies Act;

12.1.6                      if Aon elects, in accordance with paragraph 4.9.1 to implement the Acquisition by way of a Takeover Offer, the date on which the Takeover Offer lapses or is withdrawn; or

12.1.7                      the breach by Benfield of any of its obligations under paragraphs 7, 8 or 10 of this Agreement and in respect of paragraph 10, subject to the breach being “material” (as defined in paragraph 11.1.3).

12.2                     Termination of this Agreement shall be without prejudice to the rights of any of the parties which have arisen on or prior to termination including (without limitation) any claim in respect of a breach of this Agreement. Paragraphs 13, 14, 15, 17 and 18 shall survive the termination of this Agreement.

13.                           PROCUREMENT, GUARANTEE AND INDEMNITY

13.1                     Until BidCo becomes a party to this Agreement, Aon will procure BidCo’s due and punctual performance of each obligation of Bidco contained in this Agreement.

13.2                     Aon irrevocably and unconditionally guarantees to Benfield the due and punctual performance of each obligation of Bidco contained in this Agreement.  Aon shall pay to Benfield (or the Benfield Shareholders) any sum of money which Bidco is at any time liable to pay to Benfield (or the Benfield Shareholders) under or pursuant to this Agreement and which has not been paid at the time the demand is made.  Aon’s obligations under this paragraph 13 are primary obligations and not those of a mere surety.

13.3                     Aon irrevocably and unconditionally agrees to indemnify (and keep indemnified) Benfield on demand against any loss, liability or cost incurred by Benfield as a result of any obligation of Bidco referred to in paragraph 13.1 above being or becoming void, voidable or unenforceable as against Bidco for any reason whatsoever.  The amount of the loss, liability or cost shall be equal to the amount which Benfield would otherwise have been entitled to recover from  Bidco.

13.4                     Aon’s obligations under paragraphs 13.1 and 13.2 are continuing obligations and are not satisfied, discharged or affected by an intermediate payment or settlement of account by, or a change in the constitution or control of, or merger or consolidation with any other person of, or the insolvency of, or bankruptcy, winding up or analogous proceedings relating to, Bidco.

14.                           COSTS

Without prejudice to its other rights pursuant to this Agreement (or in relation to a breach by either party of the terms of this Agreement), each party shall pay its own costs and expenses incidental to the Acquisition.

15.                           ANNOUNCEMENTS

15.1                     Subject to paragraph 2 and 15.2, except as may be otherwise agreed by Aon and Benfield, no announcement or statement shall be made regarding the Acquisition except on a joint basis or on terms agreed in advance by Aon and Benfield.

15.2                     The restriction in paragraph 15.1 shall not apply to any announcement or statement required by applicable law, regulation, court order, Relevant Authority or the rules of any stock exchange provided that the party required to make such an announcement or statement will, if practicable, consult with the other party as to the content and timing of such announcement or statement and the extent of the required disclosure.

16.                           ENTIRE AGREEMENT

16.1                     Without prejudice to the terms of a confidentiality agreement dated 19 August 2008 entered into between the parties (the “Confidentiality Agreement”), this Agreement and the Amalgamation Agreement constitutes the whole and only agreement between the parties relating to the Acquisition and supersedes any previous agreement whether written or oral between the parties in relation to the Acquisition provided that in the event of conflict between the terms of this Agreement and the Confidentiality Agreement then this Agreement shall prevail.

16.2                     Each party acknowledges that in entering into this Agreement it is not relying upon any pre-contractual statement that is not set out in this Agreement.

16.3                     Except in the case of fraud, no party shall have any right of action against any other party to this Agreement arising out of or in connection with any pre-contractual statement except to the extent that it is repeated in this Agreement.

16.4                     For the purposes of this paragraph, “pre-contractual statement” means any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of this Agreement made or given by any person at any time prior to the date of this Agreement.

17.                           REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

17.1                     Aon and Benfield each warrant, represent and undertake to each other that:

17.1.1                      it has the right, power and authority, and has taken all action necessary and does not require the consent of any third party, to (a) execute and exercise its rights, and perform its obligations, under this Agreement and (b) to make the Announcement;

17.1.2                      its obligations under this Agreement are enforceable against it in accordance with the terms of this Agreement; and

17.1.3                      the execution of this Agreement, and the exercise of its rights and the performance of its obligations hereunder will not constitute (a) a breach of its constitutional documents, (b) a breach of or a default under any agreement to which it is a party (other than a breach or default which would not affect the ability of that party to comply with its obligations under this Agreement) or (c) a breach of or default under any order, judgment or decree of any court or governmental authority by which it is bound.

17.2                     Each of the parties confirms in favour of the other that it is not aware at the date hereof of anything that would or is reasonably likely to prevent:

17.2.1                      any of the Conditions being satisfied to an extent which is material in the context of the Acquisition; or

17.2.2                      it from acting in accordance with the Announcement or its obligations under this Agreement.

18.                           MISCELLANEOUS

18.1                     Notices under this Agreement shall be given in writing by personal delivery, recorded delivery mail, courier or by facsimile transmission, with a confirmation copy despatched by personal delivery or recorded delivery mail, and shall be effective when received.  Notices shall be given as follows:

18.1.1                      if to Benfield:

Derek Walsh, General Counsel
Fax:  +44 (0)207 578 7001

18.1.2                      if to BidCo or to Aon:

Richard E. Barry, Deputy General Counsel
Fax: +1 312 381 6165

18.2                     Any notice given under this Agreement shall, in the absence of earlier receipt, be deemed to have been duly given as follows:

18.2.1                      if delivered personally, on delivery;

18.2.2                      if sent by facsimile, when sent (with receipt confirmed); and

18.2.3                      if sent by recorded delivery mail or courier, on delivery.

18.3                     The provisions of this Agreement may be modified or amended only by written agreement between Aon, Benfield and following the execution by BidCo of the Deed of Adherence by Aon, Benfield and BidCo.

18.4                     None of the parties to this Agreement may (or purport to) assign, transfer, charge or otherwise deal with all or any of its rights under this agreement nor grant, declare, create or dispose of any right or interest in it without the prior written consent of the other parties.

18.5                     Save as provided in paragraph 4.5.3, a person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

18.6                     If any provision of this Agreement shall be held to be illegal or unenforceable, in whole or in part, under any enactment or rule of law, but would be valid and enforceable if deleted in whole or in part or reduced in application, such provision shall apply with such deletion or modification as may be necessary to make it valid and enforceable but the enforceability of the remainder of this Agreement shall not be affected.

18.7                     Except as otherwise expressly provided, time is of the essence of this Agreement.

18.8                     This Agreement may be executed in any number of counterparts and by the parties to it on separate counterparts, each of which is an original but all of which together constitute one and the same instrument.

18.9                     This Agreement shall be governed by and construed in accordance with English law and the parties submit to the exclusive jurisdiction of the English Courts.

IN WITNESS WHEREOF this Agreement has been entered into on the date stated on page 1.

SCHEDULE 1
FORM OF ANNOUNCEMENT

SCHEDULE 2
INTENTIONALLY DELETED

SCHEDULE 3
FORM OF SGM RESOLUTIONS

BENFIELD GROUP LIMITED

(the ‘‘Company’’)

NOTICE OF SPECIAL GENERAL MEETING

OF SHAREHOLDERS

TO BE HELD ON [   ]

NOTICE IS HEREBY GIVEN that a Special General Meeting of members of the Company will be held at [ADDRESS] Bermuda on [DATE] at [TIME] for the following purposes:

1.                                 to consider and, if thought fit, pass the following resolution:

THAT the Amalgamation Agreement (as defined in Part [•] of the document of which this notice forms part) in the form produced to the meeting and initialled by the chairman for the purpose of identification be and is hereby approved subject to any modifications, additions or conditions (in each case, not being material or, if material, not having any adverse effect on the interests of Benfield Shareholders) which may be agreed by the directors of the Company with Aon

and

2.                                 to conduct any other business that may properly be conducted at the Special General Meeting

BY ORDER OF THE BOARD	Registered Office

[•]	[•]

Dated: • 2008

Notes

1.                                 A copy of the Amalgamation Agreement is appended to this Notice at [•].

2.                                 The fair value of the Benfield Shares as at [•] 2008 (as determined by the board of directors of the Company on [•] 2008, being the latest date practicable prior to the posting of this document) is £[•]per Common Share.  The fair value of the BidCo Shares as determined by the board of directors of BidCo is [•] per share.  Any shareholder who is not satisfied that he has been offered fair value for his shares and who does not vote in favour of the Amalgamation may, within one month of the giving of this notice, apply to the Supreme Court of Bermuda to appraise the fair value of his Benfield Shares.

3.                                 Every member entitled to attend and vote at the Special General Meeting is entitled to appoint one or more persons as his proxy to attend and vote in his stead. A form of proxy is enclosed for this purpose. A proxy need not be a member of the Company.

4.                                 The completed form of proxy, together with any power of attorney or other written authority under which the form of proxy is executed or a notarially certified copy of such power or written authority, must be received by the registrars [•] of [•] by [•] a.m. GMT on [•] 2008. Completion and return of a form of proxy will not prevent a member from attending and voting at the Special General Meeting, or any adjournment thereof, in person if he wishes to do so.

5.                                 The board of directors of the Company specifies that entitlement to attend and vote at the Special General Meeting or any adjournment thereof, and the number of votes which may be cast thereat, will be determined by reference to the register of members of the Company at [•] on [•] 2008. Changes to the register of members after such time will be disregarded in determining the rights of any person to attend or vote at the Special General Meeting.

BENFIELD GROUP LIMITED

(the “Company”)

FORM OF PROXY FOR A SPECIAL GENERAL MEETING

I/We:

of:

being a member of the Company hereby appoint

or failing him the chairman of the meeting as our proxy to attend and to vote on our behalf at the Special General Meeting to be held on [•] and at any adjournment thereof.

We desire our votes to be cast on the resolutions set out in the notice convening the Special General Meeting as indicated below:

RESOLUTION	FOR	AGAINST

THAT the Amalgamation Agreement (as defined in Part [•] of the document of which this notice forms part) in the form produced to the meeting and initialled by the chairman for the purpose of identification be and is hereby approved subject to any modifications, additions or conditions (in each case, not being material or, if material, not having any adverse effect on the interests of Benfield Shareholders) which may be agreed by the directors of the Company with Aon

For and on behalf of

Signature	Date

Notes:

The completed form of proxy, together with any power of attorney or other written authority under which the form of proxy is executed or a notarially certified copy of such power or written authority, must be received by the registrars [•] of [•] by [•] a.m. GMT on [•] 2008. Completion and return of a form of proxy will not prevent a member from attending and voting at the Special General Meeting, or any adjournment thereof, in person if he wishes to do so.

In the case of a corporation, this form of proxy must be signed either under the common seal or under the hand of some officer duly authorised in writing in that behalf.

If the proxy is not instructed how to vote, the proxy can vote or abstain as he or she thinks fit on the resolution.  This form confers authority on the proxy to demand or join in demanding a poll and to vote or abstain as he or she thinks fit on any other business which comes before the meeting (including any motion to amend a resolution or to adjourn the meeting).

SCHEDULE 4
DEED OF ADHERENCE

THIS DEED OF ADHERENCE is made on              by Bidco (the Covenantor”)

WHEREAS:

(A)                        This deed is supplemental to an Implementation Agreement dated [•] 2008 between Benfield Ltd and [•] (“Aon”) relating to the proposed amalgamation of Benfield Ltd and the Covenantor (the “Agreement”).

(B)                          The Covenantor agrees to be bound by the terms, conditions and provisions of the Agreement and agrees to execute this Deed of Adherence.

THIS DEED WITNESSES as follows:

1.                                 ADHERENCE

The Covenantor hereby confirms that it has been supplied with a copy of the Agreement and hereby covenants with Benfield Ltd and Aon (the “Covenantees”) to be bound by and adhere to the terms, conditions and provisions of the Agreement which are capable of applying to the Covenantor as if the Covenantor were an original signatory to the Agreement.

2.                                 LAW

This Deed of Adherence is governed by, and shall be construed in accordance with, English law and the Covenantor hereby submits irrevocably to the non-exclusive jurisdiction of the English Courts (but accepts that this Deed of Adherence may be enforced in any court of competent jurisdiction) and hereby appoints [•] as its agent for service of all process in any proceedings in respect of the Agreement.

IN WITNESS whereof the Covenantor has executed this Deed of Adherence, which is intended to be and is delivered as a deed on the day and year first above written.

Executed as a deed by	)

)

as attorney for BIDCO	)

In the presence of:

Signature of Witness

Name of Witness

Address of Witness

SCHEDULE 5
LOAN NOTE ALTERNATIVE

GUARANTEED LOAN NOTE INSTRUMENT TERMS

Rate	LIBOR

Minimum quantum	£10 million

Maximum quantum	£180 million

Term	5 years

Ability to transfer	Not transferable

Restrictions	Not for issue in a Restricted Jurisdiction

SIGNED by	/s/ Christa Davies	)

for and on behalf of		)

AON CORPORATION		)

SIGNED by	/s/ John L.P. Whiter	)

for and on behalf of		)

BENFIELD GROUP LIMITED		)